Exhibit 99.1

Biote Announces Agreement to Resolve Litigation and Repurchase All of Founder’s Shares

Company to repurchase approximately 18.4 million Class A shares and Paired Interests at $4.17 per share

IRVING, TX – February 20, 2024 – biote Corp. (NASDAQ: BTMD) (“Biote” or the “Company”), a leading solutions provider in preventive health care through the delivery of personalized hormone optimization and therapeutic wellness, today announced it has signed a binding term sheet with Dr. Gary S. Donovitz (“Donovitz”), founder and stockholder of Biote, to resolve outstanding litigation. In connection with this agreement, Biote will repurchase all of the Class A common units of Biote Holdings, LLC (“Holdings Units”), shares of Class V common stock of the Company (“Class V Shares” and together with the Holdings Units, “Paired Interests”) and shares of Class A common stock of the Company (“Class A Shares”) currently beneficially owned by Donovitz. The settlement agreement to be entered into between Biote and Donovitz will include: a mutual release of all claims relating to litigation between Donovitz and Biote; the termination of the founder advisory agreement by and between Donovitz and BioTE Medical, LLC; two year non-compete and non-solicitation agreements for Donovitz; and the negotiation of and entry into a voting agreement with customary terms acceptable to the Company.

Terry Weber, Biote Chief Executive Officer, commented, “We are pleased to reach this agreement that not only resolves protracted and costly litigation, but also enables us to repurchase a substantial portion of our outstanding shares. Supported by our strong capital position and cash generation, we are well positioned to execute this share repurchase that we believe will be accretive to shareholder value. We continue to focus on advancing our strategic objectives and establishing Biote as a leader in evidence-based therapeutic wellness.”

Under the terms of the settlement, Biote will repurchase all of the approximately 5.1 million Class A Shares and the approximately 13.3 million Paired Interests beneficially owned by Donovitz for approximately $76.9 million in the aggregate. The average price for each repurchased Paired Interest or Class A Share will be $4.17 per share and will occur over the following three-year schedule:

(i)

Approximately 5.1 million Class A Shares and approximately 3.1 million Paired Interests will be repurchased for approximately $32.2 million on the date the Settlement Agreement is signed (the “Closing Date”);

(ii)	Approximately 4.1 million Paired Interests will be repurchased for approximately $15.1 million on the 12-month anniversary of the Closing Date;

(iii)	Approximately 4.1 million Paired Interests will be repurchased for approximately $19.1 million on the 24-month anniversary of the Closing Date; and

(iv)	Approximately 2.0 million Paired Interests will be repurchased for approximately $10.5 million on the 36-month anniversary of the Closing Date.

Biote maintains its existing $20 million share repurchase authorization, which is distinct from the share repurchase agreement with Donovitz.

About Biote

Biote is transforming healthy aging through innovative, personalized hormone optimization and therapeutic wellness solutions delivered by Biote-certified medical providers. Biote trains practitioners to identify and treat early indicators of aging conditions, an underserved global market, providing affordable symptom relief for patients and driving clinic success for practitioners.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Some of the forward-looking statements can be identified by the use of forward-looking words. Statements that are not historical in nature, including the words “may,” “can,” “should,” “will,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “hope,” “anticipate,” “believe,” “seek,” “target,” “continue,” “could,” “might,” “ongoing,” “potential,” “predict,” “would” and other similar expressions, are intended to identify forward-looking statements. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual results or developments to differ materially from those expressed or implied by such forward-looking statements, including but not limited to: the success of our dietary supplements to attain significant market acceptance among clinics, practitioners and their patients; our customers’ reliance on certain third parties to support the manufacturing of bio-identical hormones for prescribers; our and our customers’ sensitivity to regulatory, economic, environmental and competitive conditions in certain geographic regions; our ability to increase the use by practitioners and clinics of the Biote Method at the rate that we anticipate or at all; our ability to grow our business; the significant competition we face in our industry; the impact of strategic acquisitions and the implementation of our growth strategies; our limited operating history; our ability to protect our intellectual property; the heavy regulatory oversight in our industry; changes in applicable laws or regulations; the inability to profitably expand in existing markets and into new markets; the possibility that we may be adversely impacted by other economic, business and/or competitive factors, including recent bank failures; and future exchange and interest rates. The foregoing list of factors is not exhaustive. You should carefully consider the risks and uncertainties described in the “Risk Factors” section of the Biote’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2023 and other documents filed by Biote from time to time with the Securities and Exchange Commission. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Biote assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Biote does not give any assurance that it will achieve its expectations.

Contacts

Investor Relations:

Eric Prouty

AdvisIRy Partners

eric.prouty@advisiry.com

Media:

Press@biote.com